1
EXHIBIT 99.1

                      Raytheon Savings and Investment Plan
                              Financial Statements
                          To Accompany 2000 Form 5500
                     Annual Report of Employee Benefit Plan
                              Under ERISA of 1974
                      For the Year Ended December 31, 2000



The supplemental schedules to the Plan's Form 5500 are not required since the Plan's assets are held in a Master Trust. Accordingly, the Plan administrator must file detailed financial information, including the supplemental schedules, separately with the Department of Labor.

                        Report of Independent Accountants


To the Participants and Administrator of The Raytheon Savings and Investment Plan:

In our opinion, the accompanying statements of net assets available for plan benefits and the related statement of changes in net assets available for plan benefits present fairly, in all material respects, the net assets available for plan benefits of the Raytheon Savings and Investment Plan (the "Plan") at December 31, 2000 and December 31, 1999, and the changes in net assets available for plan benefits for the year ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Plan's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Notes A and J to the financial statements, the Raytheon Employee Savings and Investment Plan was merged into and consolidated with the Plan.


PricewaterhouseCoopers LLP
Boston, Massachusetts
June 6, 2001

Raytheon Savings and Investment Plan
Statements of Net Assets Available for Plan Benefits
December 31, 2000 and 1999
--------------------------------------------------------------------------------
                                                 2000                1999

Assets:
    Master trust investments:
      At contract value (Notes B, E and L)
        Investment contracts                $1,420,330,559     $1,365,686,304
        Common collective trust                 14,515,437         24,541,396

      At fair value (Notes B and L)
        Registered investment companies      3,608,672,695      3,418,046,502
        Common collective trust                792,970,054        897,408,197
        Raytheon Company common stock        1,250,608,102        767,489,840
        Common stock                           176,450,641        279,907,944
        Participant loans                      235,022,632        224,811,843
                                            --------------     --------------
                                             7,498,570,120      6,977,892,026
                                            --------------     --------------
Receivables:
    Employer contributions                       4,012,685            456,290
    Accrued investment income and
      other receivables                          9,966,532          9,328,981
    Transfer receivable (Note J)                         -        558,535,238
Cash and cash equivalents                       78,405,127        108,497,715
                                            --------------     --------------
        Total assets                        $7,590,954,464     $7,654,710,250
                                            ==============     ==============
Liabilities:
    Payable for outstanding purchases       $           -      $    3,078,603
    Accrued expenses and other payables          2,719,732          1,903,254
                                            --------------     --------------
        Total liabilities                        2,719,732          4,981,857
                                            --------------     --------------

Net assets available for plan benefits      $7,588,234,732     $7,649,728,393
                                            ==============     ==============

The accompanying notes are an integral part of these financial statements.

Raytheon Savings and Investment Plan
Statement of Changes in Net Assets Available for Plan Benefits
For the Year Ended December 31, 2000
-------------------------------------------------------------------------------

Additions to net assets attributable to:
  Investment income (Notes B, E and L):
      Net depreciation of investments             $(179,849,240)
      Interest and dividends                         374,349,064
                                                  --------------
                                                     194,499,824
Contributions and deferrals:
    Employee deferrals                               469,638,124
    Employer contributions                           208,348,166
    Transfers (Note I)                               191,331,472
                                                  --------------
                                                     869,317,762
                                                  --------------
           Total additions                         1,063,817,586
                                                  --------------

Deductions from net assets attributable to:
    Distributions to participants                    834,394,548
    Administrative expenses                              387,643
    Transfers (Note I)                               290,529,056
                                                  --------------
           Total deductions                        1,125,311,247
                                                  --------------
Decrease in net assets                               (61,493,661)
Net assets, beginning of year                      7,649,728,393
                                                  --------------
Net assets, end of year                           $7,588,234,732
                                                  ==============


The accompanying notes are an integral part of these financial statements.

                                       5
Notes to Financial Statements

A.       Description of Plan

         General

         The following description of the Raytheon Savings and Investment Plan (the "Plan"), provides only general information. Participants should refer to the plan document for a complete description of the Plan's provisions. As more fully described in Note J, effective January 1, 2000 the participants and related account balances of the Raytheon Employee Savings and Investment Plan (RESIP) were merged into the Plan.

         The Plan is a defined contribution plan covering the majority of employees of Raytheon Company (the "Company"). All employees are immediately eligible to enroll in the Plan on the first day of service, including employees from prior plans. The purpose of the Plan is to provide participants with a tax-effective means of meeting both short and long-term investment objectives. The Plan is intended to be a "qualified cash or deferred arrangement" under the Internal Revenue Code (the "Code"). In addition, effective January 1, 1999, the merger of the Raytheon Stock Ownership Plan ("prior ESOP plan") creates an additional employee stock ownership portion (ESOP) of the Plan. The ESOP is intended to be an employee stock ownership arrangement in compliance with all of the related requirements for a qualified stock bonus plan as defined in the Code. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).

         The Plan's investments are held in the Raytheon Company Master Trust for Defined Contribution Plans (the "Master Trust"). The trustee of the Master Trust maintains a separate account reflecting the Plan's equitable share in the Master Trust.

         Contributions and Deferrals

         Employees are allowed to defer up to 20% of their compensation to the Plan, except for certain employees from prior plans and certain labor unions who are limited to 17%. Employee contributions, including rollovers are invested based on participant elections. For 2000, the annual employee deferral for a participant cannot exceed $10,500. The Company contributes 100 percent of the first 4 percent of compensation that a participant contributes to the Plan. The matching Company contribution is invested directly in the Raytheon Common Stock Fund and must be held in that fund until the beginning of the fifth plan year following the plan year for which the contribution was made. The Company also makes an ESOP contribution equal to one-half of one percent of the participant's compensation. The ESOP portion of the Plan provides for investment, primarily in Raytheon Company common stock; however, as required by the Code, the Plan permits limited diversification after a participant attains age 55 or completes 10 years of plan participation (including participation in the prior ESOP plans).

         Certain union groups are governed by the employee contribution limitations of the former plans, ranging from 10% to 20% of compensation. In addition, for certain union employees at Raytheon Company and Raytheon Aircraft Company, the Company will match up to 4% of compensation and/or make contributions based on hours of service, percent of pay, and ESOP contributions. Where applicable, ESOP contributions are as described in the previous paragraph.

         Participants may invest their deferrals in increments of 1% in any combination of fourteen alternatives. The investment objectives range from investments with an emphasis on preservation of capital to equity investments with an emphasis on capital gains. The underlying investments include cash and equivalents, investment contracts, registered investment companies, common collective trusts, common stock and Raytheon Company stock.

         Participant Accounts

         Each participant's account is credited with the participant's deferral, the Company's contribution and an allocation of plan earnings. Plan earnings are allocated based on account balances by investment option. Participant accounts are charged with an allocation of plan expenses.

         Vesting

         Effective January 1, 1999, all employee and employer contributions and earnings thereon are fully and immediately 100% vested for each participant who performs an hour of service on or after January 1, 1999.

         Prior to 1999, participants were immediately vested in their voluntary deferrals plus actual earnings thereon. Vesting requirements for employer contributions plus earnings thereon varied depending upon when an employee became eligible to participate in the Plan. Vesting generally occurred upon completion of five years of service or upon three years of Plan participation or upon retirement, death, disability, or attainment of normal retirement age. Forfeitures of the non-vested portions of terminated participants' accounts are used to reduce required contributions of the Company and pay Plan expenses. At December 31, 2000 and 1999, Plan forfeitures were $3,522,216 and $2,490,451, respectively. During 2000, the total amount of forfeitures from the Plan, relating to contributions made prior to January 1, 1999, was $922,184.

         Distributions to Participants

         A participant may withdraw all or a portion of deferrals, employer contributions and related earnings upon attainment of age 59 1/2. For reasons of financial hardship, as defined in the Plan document, a participant may withdraw all or a portion of deferrals. On termination of employment, a participant will receive a lump-sum distribution unless the vested account is valued in excess of $5,000, and the participant elects to defer distribution. A retiree or a beneficiary of a deceased participant may defer the distribution until January of the year following attainment of age 65.

         Effective July 2000, participants who have investments in Raytheon Common Stock may elect to reinvest dividends within the Plan or receive dividends in cash. Any dividends received in cash by participants will be subject to taxes in the year of receipt. In December 2000, the Company's Board of Directors declared a quarterly dividend of $.20 per share. Of the $7,720,338 in dividends relating to the Plan, approximately $400,000 was received in cash by participants who elected the cash payment option.

         Loans to Participants

         A participant may borrow against a portion of the balance in the participant's account, subject to certain restrictions. The maximum amount of a loan is the lesser of one-half of the participant's account balance or $50,000. The minimum loan, which may be granted, is $500. The loans are secured by the balance in the participant's account and bear interest equal to the prime rate published in the Wall Street Journal on the first business day in each calendar quarter and such rate will apply to loans which are made at any time during each respective calendar quarter. Loans must be repaid over a period of up to five years by means of payroll deductions. In certain cases, the repayment period may be extended up to 15 years. Interest paid to the Plan on loans to participants is credited to the borrower's account in the investment fund to which repayments are made.

         Administrative Expenses

         The Plan participants pay substantially all expenses of administering the Plan.

B.       Summary of Significant Accounting Policies

         The accompanying financial statements are prepared on the accrual basis of accounting.

         Plan investments are stated at fair value except the Plan's benefit responsive investment contracts which are included in the financial statements at their contract value, defined as net employee contributions plus interest earned on the underlying investments at contracted rates. Investments in registered investment companies and the common collective trust are valued at the closing net asset value reported on the last business day of the year. Investments in securities (common stocks) traded on a national securities exchange are valued at the last reported sales price on the last business day of the year. Cash equivalents are short-term money market instruments and are valued at cost, which approximates fair value.

         Security transactions are recorded on the trade date. Payables for outstanding purchases represent trades which have occurred but have not yet settled.

         The Plan presents in the statement of changes in net assets available for plan benefits the net appreciation (depreciation) in the fair value of its investments, which consists of the realized gains or losses and the unrealized appreciation (depreciation) on those investments.

         Dividend income is recorded on the ex-dividend date. Income from other investments is recorded as earned on an accrual basis. Investment income includes both dividends and interest income.

         Benefits are recorded when paid.

         The preparation of financial statements in conformity with generally accepted accounting principles, requires the Plan administrator to make estimates and assumptions that affect the reported amounts of net assets and liabilities and changes therein, and disclosure of contingent assets and liabilities. Actual results could differ from the estimates included in the financial statements.

         The Plan provides for various investment options in any combination of stocks, fixed income securities, mutual funds and other investment securities. Investment securities are exposed to various risks, such as interest rate, market and credit risk. Due to the level of risk associated with certain investment securities and the level of uncertainty related to changes in the value of investment securities, it is at least reasonably possible that changes in risks in the near term would materially affect participants' account balances and the amounts reported in the statement of net assets available for plan benefits and the statement of changes in net assets available for plan benefits.

         New Accounting Pronouncements

         In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"). SFAS No. 133 requires that an entity recognize all derivatives in the statement of net assets available for plan benefits and measure those instruments at fair value.

         SFAS No. 133 is effective for fiscal years beginning after June 15, 2000. Pursuant to SFAS No. 137, the Plan is required to adopt SFAS No. 133 effective January 1, 2001. Management has not yet determined the impact that SFAS No. 133 will have on the Plan's financial statements.

C.       Investments

         The following presents investments that represent 5 percent or more of the Plan's net assets:

                                                    December 31,
                                                2000             1999

           Fidelity Equity Income fund     $1,049,363,041   $1,130,114,968
           Raytheon Common Stock fund**     1,250,608,102      767,489,840
           BT Pyramid Equity Index fund       792,970,054      897,408,197
           Fidelity Magellan fund             651,972,218      681,632,410
           Fidelity Blue Chip fund            572,226,613      575,996,214
           Fidelity Balanced fund             388,440,429      417,684,330
           Deutsche Bank AG                   497,146,897      477,990,216
           Vanguard Primecap                  429,824,496      N/A


           ** Amount is made up of both participant and non-participant directed amounts.

         During the year ended December 31, 2000 the Plan's investments (including gains and losses on investments bought and sold, as well as held during the year) depreciated in value by $179,849,240 as follows:

           Registered investment companies        $(285,257,385)
           Common collective trusts                 (78,638,298)
           Raytheon Company common stock             246,524,170
           Common stock                             (62,477,727)
                                                  --------------
                                                  $(179,849,240)
                                                  ==============
D.       Nonparticipant-Directed Investments

         Information about the net assets and the significant components of the changes in net assets relating to the nonparticipant-directed investments is as follows:

                                                       December 31,
                                                    2000          1999
           Net assets:
             Raytheon Company common stock      $457,991,760   $177,372,404
             Cash and cash equivalents             4,400,304      8,724,595
                                                ------------   ------------
                                                $462,392,064   $186,096,999
                                                ============   ============

                                                         December 31,
                                                             2000
           Changes in net assets:
             Contributions                              $174,439,371
             Interest and dividends                        5,922,154
             Net appreciation of investments             120,700,430
             Distribution to participants                (27,432,924)
             Administrative expenses                        (184,925)
             Net transfers to other investments            2,850,959
                                                        ------------
                                                        $276,295,065
                                                        ============

E.       Investment Contracts

         Investments include collateralized fixed income investment portfolios, which are managed by investment management firms. The assets underlying the investment contracts are owned by the Plan and are maintained by the investment management firms. The accounts are credited with earnings on the underlying investments and charged for participant withdrawals and administrative expenses. The contracts are included in the financial statements at contract values as reported to the Plan by the insurance companies. Contract value represents contributions made under the contracts, plus earnings, less participant withdrawals and administrative expenses. The Plan utilizes a benefit responsive wrapper contract issued by a third party that provides market and cash flow risk protection to the Plan. The value of the wrapper is the difference between the fair value of the underlying assets and the contract value. At December 31, 2000, the value of the wrapper was $57,706,801. Participants may ordinarily direct the withdrawals or transfer of all or a portion of their investment at contract value.

         The crediting interest rates are adjusted quarterly to reflect the experienced and anticipated yields to be earned on such investments, based on their book value. The average yield and crediting interest rates were as follows:

                                                                Crediting
                                                     Average     interest
                                                      yield        rate

         For the year ended December 31, 2000:
           Chase Manhattan Bank (429666)            5.79%       5.99%
           Deutsche Bank AG (FID-RAY-1)             5.69%       5.89%
           Fidelity IPL (633-GCDC)                  5.94%       6.10%
           Fidelity STIF                            5.90%       6.48%
           State Street Bank and Trust (99054)      5.80%       6.00%
           Westdeutsche Landesbank (WLB6173)        5.79%       5.99%

         For the year ended December 31, 1999:
           Chase Manhattan Bank (429666)            5.69%       5.69%
           Deutsche Bank AG (FID-RAY-1)             5.59%       5.59%
           Fidelity IPL (633-GCDC)                  5.75%       5.76%
           Fidelity STIF                            5.22%       5.74%
           State Street Bank and Trust (99054)      5.70%       5.70%
           Westdeutsche Landesbank (WLB6173)        5.69%       5.69%

F.       Federal Income Tax Status

         The Internal Revenue Service has determined and informed the Company by letter dated July 1995 that the Plan and related trust are designed in accordance with applicable sections of the Code. The Plan has been amended and restated since receiving the determination letter. However, the Plan administrator and the Plan's legal counsel believe that the Plan is currently designed and being operated in compliance with applicable requirements of the Code.

G.       Plan Termination

         Although it has not expressed any intention to do so, the Company reserves the right under the Plan at any time to discontinue its contributions and to terminate the Plan subject to the provisions of ERISA. In the event of Plan termination, after payment of all expenses and proportional adjustment of accounts to reflect such expenses, fund losses or profits, and reallocations, each participant shall be entitled to receive all amounts then credited to his or her account.

H.       Related Party Transactions

         The Plan's trustee is Fidelity Management Trust Company (the "Trustee"). Certain Plan investments are shares of mutual funds managed by the Trustee and therefore, these transactions qualify as party-in-interest.

         In accordance with the provisions of the Plan, the Trustee acts as the Plan's agent for purchases and sales of shares of Raytheon Company common stock. These transactions are performed on a Master Trust level. For the Master Trust, purchases amounted to $327,276,469 and sales amounted to $183,423,711 for the year ended December 31, 2000.

I.       Transfers

         Transfers include transfers of participant accounts, individually and/or in-groups, between the Plan and all other plans included in the Master Trust for those participants and/or groups of participants who changed plans during the year. Transfers also include transfers of participant accounts, individually and/or in-groups, between the Plan and similar savings plans of other companies for those participants who changed companies during the year.

         In 2000, the Company sold Raytheon Engineers & Constructors, Inc. (RE&C) to Washington Group International, Inc. (WGI), formerly known as Morrison Knudsen. Employees of RE&C enrolled in the former RESIP or the Plan were given an option to transfer account balances to WGI or to retain the balances within the Plan. Participants who elected to transfer funds totaled $39,734,253 and were transferred to WGI in 2000.

J.       Mergers

         The Plan was amended and, effective January 1, 2000, the former RESIP was merged into and consolidated with the Plan. The amount transferred into the Plan from RESIP was $558,535,238. The provisions of the Plan were modified to incorporate the RESIP provisions related to prior RESIP eligible and certain union employees.

L.       Master Trust

         The following is a summary of net assets available for plan benefits by Plan under the Master Trust as of December 31, 2000:

                                                         Raytheon        Raytheon          Raytheon
                                         Raytheon        Employee       Savings and        Defined
                                       Savings and      Savings and    Investment Plan   Contribution
                                        Investment      Investment     for Puerto Rico      Master
                                           Plan            Plan        Based Employees      Trust
Assets:
   Master trust investments:
   At contract value:
     Investment contracts             $1,420,330,559    $         -     $        -        $1,420,330,559
     Common collective trust              14,515,437                                          14,515,437
   At fair value:
     Registered investment companies   3,608,672,695                                       3,608,672,695
     Common collective trust             792,970,054                                         792,970,054
     Raytheon Company common stock     1,250,608,102                                       1,250,608,102
     Common stock                        176,450,641                                         176,450,641
     Participant loans                   235,022,632                                         235,022,632
                                      --------------    ------------    --------------    --------------
     Total investments                 7,498,570,120              -              -         7,498,570,120
                                      --------------    ------------    --------------    --------------
 Cash and cash equivalents                78,405,127                                          78,405,127

 Receivables:
   Employer contributions                  4,012,685                                           4,012,685
   Accrued investment income &
     other receivables                     9,966,532                                           9,966,532
   Transfer receivable*                            -                                                  -
                                      --------------    ------------    --------------    --------------
     Total assets                     $7,590,954,464    $         -     $           -     $7,590,954,464
                                      ==============    ============    ==============    ==============

 Liabilities:
   Payable for outstanding purchases  $            -    $         -     $           -     $            -
   Accrued expenses and other
      payables                             2,719,732                                           2,719,732
   Transfer payable*                               -              -                 -                  -
                                      --------------    ------------    --------------    --------------
     Total liabilities                $    2,719,732    $         -     $           -    $     2,719,732
                                      ==============    ============    ==============    ==============

 Net assets available for plan
 benefits                            $ 7,588,234,732    $         -     $           -     $7,588,234,732
                                     ===============    ============    ==============    ==============

 Percentage of total trust assets              100%              0%                 0%               100%

*  See Note J

         The following is a summary of net assets available for plan benefits by Plan under the Master Trust as of December 31, 1999

                                                                              Raytheon              Raytheon
                                          Raytheon        Raytheon          Savings and              Defined
                                        Savings and       Employee        Investment Plan          Contribution
                                      Investment Plan    Investment       for Puerto Rico            Master
                                                            Plan          Based Employees             Trust
Assets:
   Master trust investments:
   At contract value:
     Investment contracts             $1,365,686,304    $152,581,183       $  200,776           $1,518,468,263
     Common collective trust              24,541,396       2,741,885            3,608               27,286,889
   At fair value:
     Registered investment companies   3,418,046,502     189,241,065          744,624            3,608,032,191
     Common collective trust             897,408,197      62,574,915          233,408              960,216,520
     Raytheon Company common
       stock                             767,489,840      85,131,829          302,334              852,924,003
     Common stock                        279,907,944       7,967,256                -              287,875,200
     Participant loans                   224,811,843      44,414,163          126,313              269,352,319
                                      --------------    ------------       ----------           --------------
     Total investments                 6,977,892,026     544,652,296        1,611,063            7,524,155,385
                                      --------------    ------------       ----------           --------------
 Cash and cash equivalents               108,497,715       9,876,650           28,117              118,402,482

 Receivables:
   Employer contributions                    456,290       3,556,816                -                4,013,106
   Accrued investment income &
     other receivables                     9,328,981         947,795            3,349               10,280,125
   Transfer receivable*                  558,535,238               -                -              558,535,238
                                      --------------    ------------       ----------           --------------
     Total assets                     $7,654,710,250    $559,033,557       $1,642,529           $8,215,386,336
                                      ==============    ============       ==========           ==============

 Liabilities:
   Payable for outstanding purchases  $    3,078,603    $    356,829       $    1,287           $    3,436,719
   Accrued expenses and other              1,903,254         141,490              513                2,045,257
   payables
   Transfer payable*                              -      558,535,238                -              558,535,238
                                      -------------     ------------       ----------           --------------

     Total liabilities                $    4,981,857    $559,033,557       $    1,800           $  564,017,214
                                      --------------    ------------       ----------           --------------
 Net assets available for plan
 benefits                             $7,649,728,393    $          -       $1,640,729           $7,651,369,122
                                      ==============    ============       ===========          ==============
  Percentage of total trust assets            99.98%               -             0.02%                 100.00%

*  See Note J

         The following is a summary of investment income by Plan under the Master Trust for the year ended December 31, 2000.

                                                           Raytheon         Raytheon          Raytheon
                                          Raytheon         Employee       Savings and         Defined
                                        Savings and      Savings and      Investment Plan   Contribution
                                         Investment       Investment      for Puerto Rico      Master
                                            Plan             Plan        Based Employees       Trust

Investment income:
  Interest and dividends                $ 374,349,064    $        -       $        -         $ 374,349,064
  Net appreciation/ (depreciation)
  Registered investment companies       (285,257,385)                                         (285,257,385)
  Common collective trust                (78,638,298)                                          (78,638,298)
  Raytheon Company common stock           246,524,170                                          246,524,170
  Common stock                           (62,477,727)                                          (62,477,727)
                                        ------------     ----------       ----------         -------------
                                        (179,849,240)             -                -          (179,849,240)
                                        ------------     ----------       ----------         -------------
Total investment income/ (loss)         $ 194,499,824    $        -       $        -         $ 194,499,824
                                        ============     ==========       ==========         =============